Federal Signal Q3 2026 Earnings Call October 29, 2026 Jennifer Sherman, President & Chief Executive Officer Ian Hudson, SVP, Chief Financial Officer Felix Boeschen, VP, Corporate Strategy & Investor Relations

Safe Harbor This presentation contains unaudited financial information and various forward-looking statements as of the date hereof and we undertake no obligation to update these forward- looking statements regardless of new developments or otherwise. Statements in this presentation that are not historical are forward-looking statements. Forward-looking statements should not be relied upon as a predictor of actual results. Such statements are subject to various risks and uncertainties that could cause actual results to vary materially from those stated. Such risks and uncertainties include but are not limited to: economic and political uncertainty, risks and adverse economic effects associated with geopolitical conflicts including tariffs and other trade conflicts, legal and regulatory developments, foreign currency exchange rate changes, inflationary pressures, product and price competition, supply chain disruptions, availability and pricing of raw materials, interest rate changes, risks associated with acquisitions such as integration of operations and achieving anticipated revenue and cost benefits, work stoppages, increases in pension funding requirements, cybersecurity risks, increased legal expenses and litigation results, and other risks and uncertainties described in filings with the Securities and Exchange Commission (SEC). This presentation also contains references to certain non-GAAP financial information. Such items are reconciled herein, in our earnings news release provided as of the date of this presentation, or in other investor materials filed with the SEC. 2

Q3 Highlights ** 3 • Net sales of $656 M, up $101 M, or 18% • Operating income of $111.4 M, up $17.4 M, or 19% • Net income of $79.6 M, up $11.5 M, or 17% • Adjusted EBITDA* of $140.4 M, up $24.2 M, or 21% • Adjusted EBITDA margin* of 21.4%, vs. 20.9% • GAAP diluted EPS of $1.29, up $0.18, or 16% • Adjusted EPS* of $1.34, up $0.20, or 18% • Orders of $620 M, up $153 M, or 33% • Backlog of $967 M * Non-GAAP financial measure. See appendix for additional information on non- GAAP measures, including reconciliation to GAAP measures ** Comparisons versus Q3 of 2025

4 Group and Corporate Results * Non-GAAP financial measure. See appendix for additional information on non- GAAP measures, including reconciliation to GAAP measures $ millions, except % Q3 2026 Q3 2025 % Change ESG Orders 529.7$ 371.1$ 43% Net sales 563.8 465.5 21% Operating income 101.4 85.3 19% Operating margin 18.0% 18.3% Adjusted EBITDA* 126.4 104.9 20% Adjusted EBITDA margin* 22.4% 22.5% SSG Orders 90.4 95.8 -6% Net sales 91.7 89.5 2% Operating income 22.8 21.9 4% Operating margin 24.9% 24.5% Adjusted EBITDA* 23.9 22.9 4% Adjusted EBITDA margin* 26.1% 25.6% Corporate expenses 12.8 13.2 -3% Consolidated Orders 620.1 466.9 33% Net sales 655.5 555.0 18% Operating income 111.4 94.0 19% Operating margin 17.0% 16.9% Adjusted EBITDA* 140.4 116.2 21% Adjusted EBITDA margin* 21.4% 20.9%

Consolidated Statement of Operations 5 * Non-GAAP financial measure. See appendix for additional information on non- GAAP measures, including reconciliation to GAAP measures $ millions, except % and per share Q3 2026 Q3 2025 $ Change % Change Net sales 655.5$ 555.0$ 100.5$ 18% Cost of sales 466.3 393.5 72.8 19% Gross profit 189.2 161.5 27.7 17% SEG&A expenses 69.8 61.4 8.4 14% Amortization expense 6.8 4.5 2.3 51% Acquisition and integration-related expenses, net 1.2 1.6 (0.4) -25% Operating income 111.4 94.0 17.4 19% Interest expense, net 5.3 2.8 2.5 89% Other expense, net 1.0 0.7 0.3 43% Income tax expense 25.5 22.4 3.1 14% Net income 79.6$ 68.1$ 11.5$ 17% Diluted EPS 1.29$ 1.11$ 0.18$ 16% Adjusted EPS* 1.34$ 1.14$ 0.20$ 18% Gross Margin 28.9% 29.1% SEG&A expenses as a % of net sales 10.6% 11.1% Effective tax rate 24.3% 24.8%

Adjusted Earnings per Share *

($ in millions)	Three Months Ended September 30, 2026	2025	Nine Months Ended September 30, 2026	2025
Net income, as reported	$ 79.6	$ 68.1	$ 236.1	$ 185.8
Add:				
Income tax expense	25.5	22.4	72.6	60.1
Income before income taxes	105.1	90.5	308.7	245.9
Add:				
Acquisition and integration-related expenses, net	1.2	1.6	3.1	2.7
Charges associated with previously discontinued operations (1)	2.1	-	3.1	-
Purchase accounting effects (2)	0.6	0.5	3.5	1.2
Adjusted income before income taxes	109.0	92.6	318.4	249.8
Adjusted income tax expense (3) (4)	(26.4)	(22.9)	(74.9)	(61.2)
Adjusted net income	**$ 82.6**	**$ 69.7**	**$ 243.5**	**$ 188.6**
Diluted EPS, as reported	$ 1.29	$ 1.11	$ 3.84	$ 3.02
Adjusted EPS*	**$ 1.34**	**$ 1.14**	**$ 3.96**	**$ 3.07**

(1) Charges associated with previously discontinued operations in the three and nine months ended September 30, 2026 primarily relate to estimated costs for a legal dispute associated with a business that was discontinued in 2012. Such charges are included as a component of Selling, engineering, general and administrative expenses on the Condensed Consolidated Statement of Operations. Charges associated with previously discontinued operations in the nine months ended September 30, 2026 include $1.0 million that was recognized during the three months ended March 31, 2026, which was not excluded from the Company's calculation of adjusted net income and adjusted EPS for that reporting period or for the six months ended June 30, 2026. Prior-period adjusted net income and adjusted EPS will be recast to reflect this exclusion when presented in subsequent non-GAAP reconciliations. There were no charges associated with previously discontinued operations in the three and nine months ended September 30, 2025.

(2) Purchase accounting effects in the three and nine months ended September 30, 2026 and 2025 relate to adjustments to exclude the step-up in the valuation of inventory acquired in connection with acquisitions that was sold subsequent to the acquisition date and the depreciation of the step-up in the valuation of acquired rental equipment, where applicable. Such costs are included as a component of Cost of sales on the Condensed Consolidated Statements of Operations.

(3) Adjusted income tax expense for the three and nine months ended September 30, 2026 was recomputed after excluding the tax impacts of acquisition and integration-related expenses, net, charges associated with previously discontinued operations, and purchase accounting effects.

(4) Adjusted income tax expense for the three and nine months ended September 30, 2025 was recomputed after excluding the tax impacts of acquisition and integration-related expenses, net, and purchase accounting effects. Adjusted income tax expense for the nine months ended September 30, 2025 also excludes a $0.2 million discrete tax benefit recognized in connection with the amendment of certain state tax returns to claim a worthless stock deduction.

FEDERAL SIGNAL

** Non-GAAP financial measure. See appendix for additional information on non-GAAP measures.*

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7 Financial Strength and Flexibility * * Dollar amounts as of, or for the quarter ending 9/30/2026, unless otherwise noted ** Net debt is a non-GAAP measure and is computed as total debt of $420.3 M, less total cash and cash equivalents of $73.7 M • Cash and cash equivalents of ~$74 M • Net debt of ~$347 M ** • In Q4 2025, executed new five-year, $1.5 B credit agreement, represented by a $1.1 B revolving credit facility and a $400 M delayed draw term loan, with opportunity to increase further, subject to lenders’ approval • ~$1.04 B of availability under revolving credit facility • ~$34 M of debt paid down in Q3 (~$143 M YTD); net debt leverage remains low • Compliant with all covenants with significant headroom Strong capital structure • Generated ~$91 M of cash from operations in Q3 2026, up ~$30 M, or ~50%, from Q3 2025 • YTD operating cash generation of ~$306 M, up ~$148 M, or 94%, vs. prior year • Completed acquisition of Western Technology in July 2026 for ~$9 M • Paid ~$13 M to finalize post-closing adjustments for New Way acquisition • Completed acquisition of Global Vacuum Systems in October 2026 for initial payment of ~$29 M (Q4 event) • Anticipating cap ex of $45 M - $55 M in 2026 • Paid $9.2 M for dividends, reflecting dividend of $0.15 per share; recently declared similar $0.15 per share dividend for Q4 2026 • ~$5 M of share repurchases in Q3; ~$152 M of authorization remaining under share repurchase programs (~2% of market cap) Healthy cash flow and access to cash facilitate organic growth investment, M&A and cash returns to stockholders

CEO Remarks – Q3 Performance** 8 • Strong execution by both groups contributed to a record-setting Q3 across net sales, adjusted EPS*, adjusted EBITDA*, adjusted EBITDA margin*, and orders • Environmental Solutions Group highlights:  YoY net sales growth of 21%; 20% increase in adjusted EBITDA*  Adjusted EBITDA margin* of 22.4%, in upper half of target range (18-24%)  Excluding third-party (Labrie) refuse truck net sales, mid single-digit YoY organic net sales growth  Aftermarket net sales up 21% YoY, with double-digit net sales increases in parts, used equipment sales, and rental income; represented ~26% of ESG sales in Q3 • Safety and Security Group highlights:  YoY net sales growth of 2% YoY, 4% increase in adjusted EBITDA*  Adjusted EBITDA margin* of 26.1%, up 50 basis points YoY and in upper half of recently-raised target range (22%-28%) • Generated ~$91 M of cash from operations, up ~50% YoY  Continue to target 100% cash conversion*** on annual basis * Non-GAAP financial measure. See appendix for additional information on non-GAAP measures, including reconciliation to GAAP measures ** Comparisons versus Q3 of 2025, unless otherwise noted *** Cash conversion is a non-GAAP measure computed as net cash provided by operating activities divided by net income. See appendix for reconciliation to GAAP measures

CEO Remarks – Market Conditions * 9* Comparisons versus Q3 of 2025 • Given that we stopped taking new orders for third-party (Labrie) refuse trucks in Q4:25, we have provided additional historical sales and order information to facilitate appropriate comparisons • Excluding the impact of third-party (Labrie) refuse truck orders and backlog acquired with the Western Technology acquisition, Q3:26 orders increased ~$158 M, or 34%, YoY • Q3 backlog of ~$967 M provides strong forward visibility for backlog-driven product lines  Q3 backlog includes ~$33 M of third-party (Labrie) refuse orders ($ in millions) Consolidated Q3:25 Q4:25 Q1:26 Q2:26 Q3:26 Reported Net Sales 555.0$ 597.1$ 625.6$ 670.2$ 655.5$ Less: Third-Party (Labrie) Refuse Truck Net Sales 18.6$ 24.4$ 26.2$ 13.0$ 11.7$ Pro-Forma Net Sales 536.4$ 572.7$ 599.4$ 657.2$ 643.8$ Consolidated Q3:25 Q4:25 Q1:26 Q2:26 Q3:26 Reported Orders 466.9$ 647.0$ 622.8$ 636.7$ 620.1$ Less: Impact from M&A, net (Acquired Backlog) -$ 132.0$ 19.6$ -$ 0.2$ Less: Third-Party (Labrie) Refuse Truck Net Orders 4.8$ 1.6$ (0.6)$ 1.9$ 0.2$ Pro-Forma Orders 462.1$ 513.4$ 603.8$ 634.8$ 619.7$ YoY Change in Q3 pro-forma orders ($) 157.7$ YoY Change in Q3 pro-forma orders (%) 34%

CEO Remarks – Update on Multi-Year Growth Strategy 10 Execution on Multi-Year Growth Strategy • Through economic cycles, we target low double-digit annual top- line growth, split roughly equally between inorganic and organic growth • We have implemented annual through-cycle EBITDA margin targets for each of our Groups that we have increased several times over the past years as we execute on our strategic growth objectives Acquisition of Global Vacuum Systems (“GVS”) • On October 28, 2026, we completed the acquisition of GVS, a Texas-based manufacturer of custom liquid vacuum tank trucks, designed to collect and transport regulated or hazardous materials • GVS fills a product gap within our vacuum truck portfolio; targeting synergies by leveraging sales channel and power of the platform Integration Update: New Way & Mega • Integration of New Way and Mega ahead of schedule; both acquisitions have exceeded our internal margin and profit contribution expectations each quarter in 2026 Power of the Platform • Our centers of excellence initiatives (collectively, the “power of the platform”) are gaining traction and enable our teams to accelerate certain enterprise-wide organic growth and margin improvement opportunities, while providing additional M&A integration capacity

Raising 2026 Financial Outlook

- **<u>Raising</u> Full-Year Adjusted EPS[1] Outlook to a <u>new range of $5.20 to $5.32</u>**
  - Increased from the prior range of $5.12 to $5.30
  - At the midpoint, new range would represent another year of double-digit growth, and the highest EPS level in our history
- **<u>Narrowing</u> Full-year Net Sales Outlook to a new range of <u>$2.61 B to $2.64 B</u>** *(prior range $2.58 B - $2.67 B)*
  - Primarily due to anticipated delays in deliveries of third-party refuse trucks
  - Would represent YoY growth of 20% - 21%
- Capital expenditures of $45 M to $55 M



Assumptions

- Interest expense of ~$24 M - $25 M, without additional M&A
- Other expense of ~$3.0 M - $3.5 M
- Q4 effective tax rate of ~25%, excluding additional discrete items
- ~61.7 M weighted average shares outstanding
- Acquisition-related amortization expense of ~$26 M - $27 M; outlook includes preliminary estimate of New Way and Mega intangible asset amortization expense
- Depreciation expense of ~$72 M - $73 M

- *Adjusted earnings per share ("EPS") is a non-GAAP measure, which includes certain adjustments to reported GAAP net income and diluted EPS. In the three and nine months ended September 30, 2026 and 2025, the Company made adjustments to exclude the impact of acquisition and integration-related expenses, net, charges associated with previously discontinued operations, purchase accounting effects, and certain special income tax items, where applicable. In prior years, the Company has also made adjustments to exclude the impact of pension-related charges, debt settlement charges, and certain other unusual or non-recurring items. Should any similar items occur in the remainder of 2026, the Company would expect to exclude them from the determination of adjusted EPS. However, because of the underlying uncertainty in quantifying amounts which may not yet be known, a reconciliation of our Adjusted EPS outlook to the most applicable GAAP measure is excluded based on the unreasonable efforts exception in Item 10(e)(1)(i)(B).*

FEDERAL SIGNAL

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Federal Signal Q3 2026 Earnings Call 12 Q&A October 29, 2026 Jennifer Sherman, President & Chief Executive Officer Ian Hudson, SVP, Chief Financial Officer Felix Boeschen, VP, Corporate Strategy & Investor Relations

Investor Information Stock Ticker - NYSE:FSS Company website: federalsignal.com/investors HEADQUARTERS 1333 Butterfield Road, Suite 500 Downers Grove, IL 60515 INVESTOR RELATIONS CONTACTS 630-954-2000 Felix Boeschen VP, Corporate Strategy and Investor Relations fboeschen@federalsignal.com 13

Federal Signal Q3 2026 Earnings Call 14 Appendix

Non-GAAP Measures 15 • Adjusted net income and earnings per share (“EPS”) - The Company believes that modifying its 2026 and 2025 net income and diluted EPS provides additional measures to assist it in comparing its performance on a consistent basis for purposes of business decision making by removing the impact of certain items that management believes are not representative of its underlying performance and to improve the comparability of results across reporting periods. During the three and nine months ended September 30, 2026 and 2025 adjustments were made to reported GAAP net income and diluted EPS to exclude the impact of acquisition and integration-related expenses, net, charges associated with previously discontinued operations, purchase accounting effects, and certain special income tax items, where applicable. • Adjusted EBITDA and adjusted EBITDA margin - The Company uses adjusted EBITDA and the ratio of adjusted EBITDA to net sales (“adjusted EBITDA margin”), at both the consolidated and segment level, as additional measures to assist in comparing its performance on a consistent basis for purposes of business decision making by removing the impact of certain items that management believes are not representative of its underlying performance and to improve the comparability of results across reporting periods. We believe that investors use versions of these metrics in a similar manner. For these reasons, the Company believes that adjusted EBITDA and adjusted EBITDA margin, at both the consolidated and segment level, are meaningful metrics to investors in evaluating the Company’s underlying financial performance. • Consolidated adjusted EBITDA is a non-GAAP measure that represents the total of net income, interest expense, net, acquisition and integration-related expenses, net, charges associated with previously discontinued operations, purchase accounting effects, other expense, net, income tax expense, and depreciation and amortization expense, as applicable. Consolidated adjusted EBITDA margin is a non-GAAP measure that represents the total of net income, interest expense, net, acquisition and integration-related expenses, net, charges associated with previously discontinued operations, purchase accounting effects, other expense, net, income tax expense, and depreciation and amortization expense, as applicable, divided by net sales for the applicable period(s). Beginning in the third quarter of 2026, the Company excluded charges associated with previously discontinued operations from consolidated adjusted EBITDA and consolidated adjusted EBITDA margin. • Segment adjusted EBITDA is a non-GAAP measure that represents the total of segment operating income, acquisition and integration-related expenses, net, purchase accounting effects, and depreciation and amortization expense, as applicable. Segment adjusted EBITDA margin is a non-GAAP measure that represents the total of segment operating income, acquisition and integration-related expenses, net, purchase accounting effects, and depreciation and amortization expense, as applicable, divided by segment net sales for the applicable period(s). Segment operating income includes all revenues, costs and expenses directly related to the segment involved. In determining segment operating income, neither corporate nor interest expenses are included. Segment depreciation and amortization expense relates to those assets, both tangible and intangible, that are utilized by the respective segment. Other companies may use different methods to calculate adjusted EBITDA and adjusted EBITDA margin.

Consolidated Adjusted EBITDA 16 $ mill ions, except % Q3 2026 Q3 2025 Net income 79.6$ 68.1$ Add: Interest expense, net 5.3 2.8 Acquisition and integration-related expenses, net 1.2 1.6 Charges associated with previously discontinued operations 2.1 - Purchase accounting effects (1) 0.4 0.3 Other expense, net 1.0 0.7 Income tax expense 25.5 22.4 Depreciation and amortization 25.3 20.3 Consolidated adjusted EBITDA 140.4$ 116.2$ Net Sales 655.5$ 555.0$ Consolidated adjusted EBITDA margin 21.4% 20.9% (1) Excludes purchase accounting expense effects included within depreciation and amortization of $0.2 million and $0.2 million for the three months ended September 30, 2026 and 2025, respectively

Segment Adjusted EBITDA 17 ESG $ millions, except % Q3 2026 Q3 2025 Operating Income 101.4$ 85.3$ Add: Acquisition and integration-related expenses, net 0.6 0.2 Purchase accounting effects (1) 0.4 0.3 Depreciation and amortization 24.0 19.1 Adjusted EBITDA 126.4$ 104.9$ Net Sales 563.8$ 465.5$ Adjusted EBITDA margin 22.4% 22.5% SSG $ millions, except % Q3 2026 Q3 2025 Operating Income 22.8$ 21.9$ Add: Depreciation and amortization 1.1 1.0 Adjusted EBITDA 23.9$ 22.9$ Net Sales 91.7$ 89.5$ Adjusted EBITDA margin 26.1% 25.6% (1) Excludes purchase accounting expense effects included within depreciation and amortization of $0.2 million and $0.2 million for the three months ended September 30, 2026 and 2025, respectively